Exhibit 99.1

LIFECORE INTRODUCES INTERNAL HEX IMPLANT SYSTEM

Chaska, MN. June 9, 2004 —LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM)
announces the introduction of the RENOVA™ Internal Hex Dental Implant System which includes straight and tapered implants for expanded patient treatment options. RENOVA implants also feature Lifecore’s proven RBM surface treatment, which increases bone-to-implant contact, optimizing clinical outcomes.

Both the straight and tapered implant designs have a deep internal hex connection for easier handling and seating, featuring a beveled interface to help maximize prosthetic stability and evenly transferring occlusal forces to the implant. RENOVA’s tapered implant design expands patient treatment options when clinicians are faced with challenging anatomical structures.

“Because both implant designs share the same prosthetics and are available in small and regular diameters, the RENOVA RBM Internal Hex Implant System is ideal for clinicians looking for surgical and restorative flexibility,” said Lifecore’s Vice President of ORD Sales and Marketing, Andre Decarie.

Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, Hyaluronan Division and Oral Restorative Division. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, and Sweden, and through 23 distributors in 35 countries. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the gynecologic, ophthalmic, orthopedic, and veterinary surgical fields.

Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including references regarding the success of the new product line. Such forward-looking statements involve numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity that could cause actual results to differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission including Exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2003.

Additional general corporate information is available on the internet at http://www.lifecore.com.

Contact	952-368-4300
Andre P. Decarie, Vice President — ORD Sales & Marketing
David M. Noel, CFO and VP Finance
Dennis J. Allingham, CEO and President

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